Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS THIRD QUARTER 2014 RESULTS

•	Net income was $2.22 per share, including net losses of $0.14 per share. Adjusted net income was $2.36 per share (refer to the GAAP reconciliation table on page 14).

•	Medical enrollment increased sequentially by 259,000 members, or 0.7 percent, totaling approximately 37.5 million members as of September 30, 2014.

•	Company now expects medical enrollment to grow by 1.55 – 1.65 million members for the full year 2014.

•	Full year 2014 GAAP net income is now expected to be within the range of $8.83 – $8.93 per share, including $0.08 per share of net favorable items from the first three quarters. Excluding these items, adjusted net income is now expected to be within the range of $8.75 – $8.85 per share (refer to the GAAP reconciliation table on page 14).

•	Board of Directors declares fourth quarter 2014 dividend to shareholders of $0.4375 per share.

Indianapolis, Ind. – October 29, 2014 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2014 net income was $630.9 million, or $2.22 per share. These results included net losses of approximately $0.14 per share. Net income in the third quarter of 2013 was $656.2 million, or $2.16 per share, which included net gains of approximately $0.06 per share.

Excluding the items noted in each period, adjusted net income was $2.36 per share in the third quarter of 2014, an increase of 12.4 percent compared with adjusted net income of $2.10 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“I am encouraged by the strength of our third quarter results and believe we are making the needed investments to support improvements in healthcare affordability and access for all of our customers, across both our Commercial and Government segments. The substantial groundwork we have laid positions us well to capitalize on market opportunities in the future and to serve a growing number of members and their families,” said Joseph Swedish, president and chief executive officer.

“Third quarter adjusted earnings per share of $2.36 reflected contributions from a growing membership base across both of our segments. We now project adjusted earnings per share to be within the range of $8.75 – $8.85, and operating cash flow to be greater than $3.3 billion, reflecting a stronger enrollment outlook and a continued focus on controlling healthcare costs for our members,” said Wayne DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 37.5 million members at September 30, 2014, an increase of approximately 2.0 million members, or 5.7 percent, from 35.5 million at September 30, 2013. Commercial & Specialty Business enrollment increased by 1.3 million medical members as the company experienced growth in the Local Group, National and Individual markets. Enrollment also grew in the Medicaid and Federal Employee Program business by 754,000 and 10,000, respectively, partially offset by a decline in the Medicare business of 39,000.

Medical enrollment increased by 259,000 members, or 0.7 percent, sequentially during the third quarter of 2014, primarily due to enrollment gains in the Medicaid, Local Group and National businesses, partially offset by a decline in enrollment in the Individual business.

Operating Revenue: Operating revenue was nearly $18.4 billion in the third quarter of 2014, an increase of approximately $752 million, or 4.3 percent, compared with approximately $17.6 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and new fees associated with Health Care Reform, as well as higher enrollment in the Medicaid, Individual and Commercial self-funded businesses. These increases were partially offset by a decline in revenues due to the State of New York contract conversion to a self-funded arrangement, as previously disclosed, and a decline in Small Group and Medicare enrollment.

Benefit Expense Ratio: The benefit expense ratio was 82.5 percent in the third quarter of 2014, a decrease of 240 basis points from 84.9 percent in the prior year quarter. The decline was largely driven by an improvement in the Commercial & Specialty Business predominantly due to the impact of additional premium revenue which helps cover new Health Care Reform fees.

Medical claims reserves established at December 31, 2013, developed modestly better than the Company’s expectation during the first nine months of 2014.

Medical Cost Trend: For the full year 2014, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 6.5 percent plus or minus 50 basis points.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 44.0 days as of September 30, 2014, a decrease of 0.8 days from 44.8 days as of June 30, 2014. The decline was due primarily to changes in the timing of claims payments between periods.

SG&A Expense Ratio: The SG&A expense ratio was 16.2 percent in the third quarter of 2014, an increase of 180 basis points from 14.4 percent in the third quarter of 2013. The increase was driven by new fees related to Health Care Reform effective January 1, 2014.

Operating Cash Flow: Third quarter 2014 operating cash flow totaled $606 million, or 1.0 times net income, partially reflecting the timing of payments related to various health care reform fees and better than expected operating results.

Operating cash flow was $3.1 billion, or 1.5 times net income, in the first nine months of 2014, and the company has increased its full year 2014 operating cash flow expectation to greater than $3.3 billion.

Share Repurchase Program: During the third quarter of 2014, the Company repurchased nearly 5.1 million shares of its common stock for $579 million, or a weighted-average price of $114.50. During the first nine months of 2014, the company repurchased approximately 27.6 million shares of its common stock, or 9.4 percent of the shares outstanding as of December 31, 2013, for nearly $2.7 billion, or a weighted-average price of $96.20. As of September 30, 2014, the Company had approximately $1.0 billion of Board-approved share repurchase authorization remaining. On October 2, 2014, the Company’s Board of Directors raised the share repurchase authorization by $5.0 billion to approximately $6.0 billion.

Cash Dividend: During the third quarter of 2014, the Company paid a quarterly dividend of $0.4375 per share, representing a distribution of cash totaling $119.2 million.

On October 28, 2014, the Audit Committee declared a fourth quarter 2014 dividend to shareholders of $0.4375 per share. On an annualized basis, this equates to a dividend of $1.75 per share. The fourth quarter dividend is payable on December 22, 2014, to shareholders of record at the close of business on December 5, 2014.

Investment Portfolio & Capital Position: During the third quarter of 2014, the Company recorded net realized gains on investments totaling $25.7 million, partially offset by other-than-temporary impairment losses totaling $13.8 million. During the third quarter of 2013, the Company recorded net realized gains of $95.4 million, partially offset by other-than-temporary impairment losses totaling $26.2 million.

As of September 30, 2014, the Company’s net unrealized gain position in the investment portfolio was $1,005.6 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $563.4 million and $442.2 million, respectively. As of September 30, 2014, cash and investments at the parent company totaled approximately $2.1 billion.

Discontinued Operations: In late December 2013, the Company entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. The sales were completed on January 31, 2014. As a result, the current and prior period operating results of 1-800 CONTACTS have been classified as discontinued operations, net of the related tax effects.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2014	2013	Change		2014	2013	Change
Operating Revenue
Commercial & Specialty Business	$9,809.1	$9,833.3	(0.2%)		$29,471.6	$29,492.5	(0.1%)
Government Business	8,555.4	7,772.6	10.1%		24,756.0	23,028.9	7.5%
Other	6.2	12.8	(51.6%)		17.9	24.3	(26.3%)

Total Operating Revenue[1]	18,370.7	17,618.7	4.3%		54,245.5	52,545.7	3.2%
Operating Gain / (Loss)
Commercial & Specialty Business	$915.7	$711.7	28.7%		$2,721.4	$2,922.3	(6.9%)
Government Business	283.9	294.6	(3.6%)		837.0	678.5	23.4%
Other	(8.3)	(5.3)	(56.6%)		(25.5)	(18.8)	(35.6%)

Total Operating Gain[1]	1,191.3	1,001.0	19.0%		3,532.9	3,582.0	(1.4%)
Operating Margin
Commercial & Specialty Business	9.3%	7.2%	210	bp	9.2%	9.9%	(70	) bp
Government Business	3.3%	3.8%	(50	) bp	3.4%	2.9%	50	bp
Total Operating Margin[1]	6.5%	5.7%	80	bp	6.5%	6.8%	(30	) bp

(1)	Non-GAAP measures. See “Basis of Presentation” on page 6 herein

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $915.7 million in the third quarter of 2014, an increase of $204.0 million, or 28.7 percent, from $711.7 million in the third quarter of 2013. The increase reflects the change in the mix of the product portfolio, predominantly due to the implementation of Health Care Reform product offerings.

Government Business: Operating gain in the Government Business segment was $283.9 million in the third quarter of 2014, a decrease of $10.7 million, or 3.6 percent, from $294.6 million in the third quarter of 2013. The slight decrease was driven primarily by lower margins in the Medicare segment and higher Hepatitis C costs.

Other: The Company reported an operating loss of $8.3 million in the Other segment for the third quarter of 2014, compared with an operating loss of $5.3 million in the prior year quarter.

OUTLOOK

Full Year 2014:

•	Net income is now expected to be within the range of $8.83 – $8.93 per share, including $0.08 per share of net favorable items in the first nine months. Excluding these items, adjusted net income is expected to be within the range of $8.75 – $8.85 per share (refer to the GAAP reconciliation table on page 14).

•	Medical membership is now expected to be in the range of 37,200,000 – 37,300,000. Fully insured membership is now expected to be in the range of 14,600,000 – 14,650,000 and self-funded membership is now expected to be in the range of 22,600,000 – 22,650,000.

•	Operating revenue is now expected to be in the range of $73.25 – $73.5 billion.

•	Benefit expense ratio is now expected to be in the range of 83.3% plus or minus 20 basis points.

•	SG&A ratio is now expected to be in the range of 15.9% plus or minus 20 basis points.

•	Operating Cash flow is now expected to be greater than $3.3 billion.

Basis of Presentation

1.	Operating revenue and operating gain, both non-GAAP measures, are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain, is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on investments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, loss on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 14 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	In late December 2013, WellPoint, Inc. entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company reclassified the current and prior period results of 1-800 CONTACTS as discontinued operations, net of the related tax effects. The 1-800 CONTACTS subsidiary and related assets sale was completed on January 31, 2014.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1096 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0107 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 310063. The replay will be available from 11:00 a.m. EDT today, until the end of the day on November 12, 2014. The call will also be available through a live webcast at www.wellpoint.com under “Investors.” A webcast replay will be available following the call.

WellPoint Contacts:
Investor Relations	Media
Doug Simpson, 317-488-6181 douglas.simpson@wellpoint.com	Jill Becher, 414-234-1573 jill.becher@wellpoint.com

About WellPoint, Inc.

WellPoint is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With nearly 69 million people served by its affiliated companies, including more than 37 million enrolled in its family of health plans, WellPoint is one of nation’s leading health benefits companies. WellPoint companies serve members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensees for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In most of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). It also serves customers in other states through its Amerigroup, CareMore and UniCare subsidiaries. To find out more about WellPoint, go to wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	September 30,	September 30,	December 31,	September 30,	December 31,
	2014	2013	2013	2013	2013
Medical Membership
Customer Type
Local Group	15,163	14,532	14,725	4.3%	3.0%
National Accounts	7,169	6,798	6,777	5.5%	5.8%
BlueCard	5,268	5,079	5,050	3.7%	4.3%

Total National	12,437	11,877	11,827	4.7%	5.2%
Individual	1,914	1,807	1,755	5.9%	9.1%
Medicaid	5,077	4,323	4,378	17.4%	16.0%
Medicare	1,402	1,441	1,441	(2.7%)	(2.7%)
FEP	1,538	1,528	1,527	0.7%	0.7%

Total Medical Membership	37,531	35,508	35,653	5.7%	5.3%

Funding Arrangement
Self-Funded	22,767	20,139	20,294	13.0%	12.2%
Fully-Insured	14,764	15,369	15,359	(3.9%)	(3.9%)

Total Medical Membership	37,531	35,508	35,653	5.7%	5.3%

Reportable Segment
Commercial & Specialty Business	29,514	28,216	28,307	4.6%	4.3%
Government Business	8,017	7,292	7,346	9.9%	9.1%

Total Medical Membership	37,531	35,508	35,653	5.7%	5.3%

Other Membership & Customers
Behavioral Health Membership	27,218	24,345	24,372	11.8%	11.7%
Life and Disability Membership	4,783	4,750	4,819	0.7%	(0.7%)
Dental Membership	4,973	4,900	4,895	1.5%	1.6%
Managed Dental Membership	4,898	4,888	4,886	0.2%	0.2%
Vision Membership	5,101	4,723	4,743	8.0%	7.5%
Medicare Advantage Part D Membership	682	625	628	9.1%	8.6%
Medicare Part D Stand-Alone Membership	475	477	474	(0.4%)	0.2%

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(In millions, except per share data)	September 30
	2014	2013	Change
Revenues
Premiums	$17,226.0	$16,580.9	3.9%
Administrative fees	1,134.4	1,027.8	10.4%
Other revenue	10.3	10.0	3.0%

Total operating revenue	18,370.7	17,618.7	4.3%
Net investment income	174.4	167.6	4.1%
Net realized gains on investments	25.7	95.4	(73.1%)
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(19.4)	(27.1)	28.4%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	5.6	0.9	NM	(2)

Other-than-temporary impairment losses recognized in income	(13.8)	(26.2)	47.3%

Total revenues	18,557.0	17,855.5	3.9%
Expenses
Benefit expense	14,211.1	14,075.0	1.0%
Selling, general and administrative expense
Selling expense	374.3	377.3	(0.8%)
General and administrative expense	2,594.0	2,165.4	19.8%

Total selling, general and administrative expense	2,968.3	2,542.7	16.7%
Interest expense	155.3	151.5	2.5%
Loss on extinguishment of debt	74.8	145.3	(48.5%)
Amortization of other intangible assets	60.3	61.3	(1.6%)

Total expenses	17,469.8	16,975.8	2.9%
Income from continuing operations before income tax expense	1,087.2	879.7	23.6%
Income tax expense	456.3	225.9	102.0%

Income from continuing operations	630.9	653.8	(3.5%)
Income from discontinued operations, net of tax (1)	—	2.4	NM	(2)

Net income	$630.9	$656.2	(3.9%)

Net income per diluted share	$2.22	$2.16	2.8%

Diluted shares	284.1	304.5	(6.7%)
Benefit expense as a percentage of premiums	82.5%	84.9%	(240	) bp
Selling, general and administrative expense as a percentage of total operating revenue	16.2%	14.4%	180	bp
Income from continuing operations before income tax expense as a percentage of total revenues	5.9%	4.9%	100	bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended
(In millions, except per share data)	September 30
	2014	2013	Change
Revenues
Premiums	$50,811.9	$49,509.5	2.6%
Administrative fees	3,404.3	3,006.4	13.2%
Other revenue	29.3	29.8	(1.7%)

Total operating revenue	54,245.5	52,545.7	3.2%
Net investment income	546.6	482.8	13.2%
Net realized gains on investments	133.2	166.4	(20.0%)
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(41.9)	(74.0)	43.4%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	6.4	0.9	NM	(2)

Other-than-temporary impairment losses recognized in income	(35.5)	(73.1)	51.4%

Total revenues	54,889.8	53,121.8	3.3%
Expenses
Benefit expense	41,997.0	41,656.3	0.8%
Selling, general and administrative expense
Selling expense	1,133.8	1,139.9	(0.5%)
General and administrative expense	7,581.8	6,167.5	22.9%

Total selling, general and administrative expense	8,715.6	7,307.4	19.3%
Interest expense	447.1	456.9	(2.1%)
Loss on extinguishment of debt	80.8	145.3	(44.4%)
Amortization of other intangible assets	168.3	185.6	(9.3%)

Total expenses	51,408.8	49,751.5	3.3%
Income from continuing operations before income tax expense	3,481.0	3,370.3	3.3%
Income tax expense	1,427.6	1,044.9	36.6%

Income from continuing operations	2,053.4	2,325.4	(11.7%)
Income from discontinued operations, net of tax (1)	9.6	16.1	NM	(2)

Net income	$2,063.0	$2,341.5	(11.9%)

Net income per diluted share	$7.18	$7.69	(6.6%)

Diluted shares	287.5	304.5	(5.6%)
Benefit expense as a percentage of premiums	82.7%	84.1%	(140	) bp
Selling, general and administrative expense as a percentage of total operating revenue	16.1%	13.9%	220	bp
Income from continuing operations before income tax expense as a percentage of total revenues	6.3%	6.3%	0	bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,717.9	$1,582.1
Investments available-for-sale, at fair value:
Fixed maturity securities	18,284.7	17,038.2
Equity securities	1,848.3	1,735.5
Other invested assets, current	19.0	16.3
Accrued investment income	172.7	168.8
Premium and self-funded receivables	4,438.1	3,968.7
Other receivables	1,680.7	1,063.3
Income taxes receivable	200.6	235.7
Securities lending collateral	1,698.6	969.8
Deferred tax assets, net	244.4	383.0
Other current assets	1,922.1	1,677.5
Assets held for sale	—	906.9

Total current assets	32,227.1	29,745.8
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	501.3	449.9
Equity securities	31.7	31.3
Other invested assets, long-term	1,691.8	1,542.6
Property and equipment, net	1,848.9	1,801.5
Goodwill	17,082.0	16,917.2
Other intangible assets	8,010.6	8,441.0
Other noncurrent assets	664.8	645.2

Total assets	$62,058.2	$59,574.5

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,794.2	$6,127.2
Reserves for future policy benefits	68.8	63.1
Other policyholder liabilities	2,598.0	2,073.2

Total policy liabilities	9,461.0	8,263.5
Unearned income	1,003.5	822.7
Accounts payable and accrued expenses	3,447.6	3,426.3
Security trades pending payable	156.1	95.2
Securities lending payable	1,698.2	969.7
Short-term borrowings	100.0	400.0
Current portion of long-term debt	625.0	518.0
Other current liabilities	1,903.6	1,674.7
Liabilities held for sale	—	181.4

Total current liabilities	18,395.0	16,351.5
Long-term debt, less current portion	14,538.3	13,573.6
Reserves for future policy benefits, noncurrent	655.7	723.0
Deferred tax liabilities, net	3,284.2	3,325.2
Other noncurrent liabilities	891.0	836.0

Total liabilities	37,764.2	34,809.3

Shareholders’ equity
Common stock	2.7	2.9
Additional paid-in capital	10,094.4	10,765.2
Retained earnings	13,863.8	13,813.9
Accumulated other comprehensive income	333.1	183.2

Total shareholders’ equity	24,294.0	24,765.2

Total liabilities and shareholders’ equity	$62,058.2	$59,574.5

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
(In millions)	2014	2013
Operating activities
Net income	$2,063.0	$2,341.5
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(133.2)	(166.4)
Other-than-temporary impairment losses recognized in income	39.4	73.1
Loss on extinguishment of debt	80.8	145.3
Gain on disposal of discontinued operations	(3.2)	—
Loss on disposal of assets	0.4	5.1
Deferred income taxes	108.1	(12.0)
Amortization, net of accretion	563.0	592.7
Depreciation expense	79.9	78.4
Impairment of property and equipment	3.9	—
Share-based compensation	125.7	103.7
Excess tax benefits from share-based compensation	(39.9)	(23.5)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(1,020.7)	(368.0)
Other invested assets	(17.6)	1.7
Other assets	(309.2)	51.6
Policy liabilities	1,130.2	(130.3)
Unearned income	180.5	42.9
Accounts payable and accrued expenses	(10.5)	95.9
Other liabilities	231.4	(78.0)
Income taxes	68.0	87.5
Other, net	(75.8)	(61.7)

Net cash provided by operating activities	3,064.2	2,779.5
Investing activities
Purchases of fixed maturity securities	(7,498.8)	(11,494.1)
Proceeds from sales and maturities of fixed maturity securities	6,552.4	10,246.4
Purchases of equity securities	(530.2)	(464.6)
Proceeds from sales of equity securities	370.8	575.2
Purchases of other invested assets	(138.9)	(207.9)
Proceeds from sales of other invested assets	76.4	53.0
Settlement of non-hedging derivatives	(67.4)	(109.8)
Changes in securities lending collateral	(728.6)	(273.1)
Proceeds from the sale of subsidiary, net of cash sold	740.0	—
Purchases of property and equipment	(410.6)	(408.1)
Other, net	(0.1)	(3.8)

Net cash used in investing activities	(1,635.0)	(2,086.8)
Financing activities
Net proceeds from commercial paper borrowings	46.5	224.1
Net proceeds from (repayments of) short-term borrowings	(300.0)	100.0
Proceeds from long-term borrowings	2,700.0	1,250.0
Repayments of long-term borrowings	(1,730.8)	(1,801.9)
Changes in securities lending payable	728.5	273.0
Changes in bank overdrafts	(27.2)	72.3
Repurchase and retirement of common stock	(2,655.8)	(1,170.4)
Cash dividends	(363.1)	(337.5)
Proceeds from issuance of common stock under employee stock plans	268.4	374.9
Excess tax benefits from share-based compensation	39.9	23.5

Net cash used in financing activities	(1,293.6)	(992.0)
Effects of foreign currency exchange rate changes on cash and cash equivalents	(4.6)	0.4

Change in cash and cash equivalents	131.0	(298.9)
Cash and cash equivalents at beginning of year	1,586.9	2,484.6

Cash and cash equivalents at end of period	1,717.9	2,185.7
Less: cash and cash equivalents of discontinued operations at end of period	—	(3.7)

Cash and cash equivalents of continuing operations at end of period	$1,717.9	$2,182.0

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
(In millions)	2014	2013	2013	2012	2011
	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$6,127.2	$6,174.5	$6,174.5	$5,489.0	$4,852.4
Ceded medical claims payable, beginning of period	(23.4)	(27.2)	(27.2)	(16.4)	(32.9)

Net medical claims payable, beginning of period	6,103.8	6,147.3	6,147.3	5,472.6	4,819.5
Business combinations and purchase adjustments	—	—	—	804.4	100.9
Net incurred medical claims:
Current year	41,758.4	41,547.0	55,894.3	48,080.1	47,281.6
Prior years (redundancies) [1]	(534.7)	(560.1)	(599.1)	(513.6)	(209.7)

Total net incurred medical claims	41,223.7	40,986.9	55,295.2	47,566.5	47,071.9
Net payments attributable to:
Current year medical claims	35,629.1	35,630.8	49,887.2	42,832.4	41,999.0
Prior years medical claims	5,375.7	5,415.3	5,451.5	4,863.8	4,520.7

Total net payments	41,004.8	41,046.1	55,338.7	47,696.2	46,519.7
Net medical claims payable, end of period	6,322.7	6,088.1	6,103.8	6,147.3	5,472.6
Ceded medical claims, end of period	471.5	29.2	23.4	27.2	16.4

Gross medical claims payable, end of period	$6,794.2	$6,117.3	$6,127.2	$6,174.5	$5,489.0

Current year medical claims paid as a percentage of current year net incurred medical claims	85.3%	85.8%	89.3%	89.1%	88.8%
Prior year redundancies in the current period as a percentage of prior year net medical claims payables less prior year redundancies in the current period	9.6%	10.0%	10.8%	10.4%	4.5%
Prior year redundancies in the current period as a percentage of prior year net incurred medical claims	1.0%	1.2%	1.3%	1.1%	0.5%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income,” “Adjusted Net Income Per Share,” “Operating Revenue,” and “Operating Gain” which are non-GAAP measures in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are provided to further aid investors in understanding and analyzing the company’s core operating results and comparing WellPoint, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the other non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2014	2013	Change	2014	2013	Change
Net income	$630.9	$656.2	(3.9%)	$2,063.0	$2,341.5	(11.9%)
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(16.7)	(62.0)		(86.6)	(108.2)
Other-than-temporary impairment losses on investments	8.9	17.0		23.1	47.5
Loss on extinguishment of debt	48.6	94.4		52.5	94.4
Tax benefit from favorable tax election	—	(65.0)		—	(65.0)
Acquisition and integration related costs	—	—		—	16.3
1-800 CONTACTS 2014 income	—	—		(9.6)	—

Net adjustment items	40.8	(15.6)		(20.6)	(15.0)

Adjusted net income	$671.7	$640.6	4.9%	$2,042.4	$2,326.5	(12.2%)

Net income per diluted share	$2.22	$2.16	2.8%	$7.18	$7.69	(6.6%)
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(0.06)	(0.20)		(0.30)	(0.36)
Other-than-temporary impairment losses on investments	0.03	0.05		0.08	0.16
Loss on extinguishment of debt	0.17	0.31		0.18	0.31
Tax benefit from favorable tax election	—	(0.21)			(0.21)
Acquisition and integration related costs	—	—		—	0.05
1-800 CONTACTS 2014 income	—	—		(0.03)	—
Rounding impact	—	(0.01)		(0.01)	—

Net adjustment items	0.14	(0.06)		(0.08)	(0.05)

Adjusted net income per diluted share	$2.36	$2.10	12.4%	$7.10	$7.64	(7.1%)

Full Year 2014 Outlook
Net income per diluted share	$8.83 - $8.93
Add / (Subtract)—net of related tax effects:
Net realized gains on investments	(0.30)
Other-than-temporary impairment losses on investments	0.08
Loss on extinguishment of debt	0.18
1-800 CONTACTS 2014 income	(0.03)
Rounding impact	(0.01)

Net adjustment items	(0.08)

Adjusted net income per diluted share	$8.75 - $8.85

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2014	2013	Change	2014	2013	Change
Reportable segments operating gain	$1,191.3	$1,001.0	19.0%	$3,532.9	$3,582.0	(1.4%)
Net investment income	174.4	167.6		546.6	482.8
Net realized gains on investments	25.7	95.4		133.2	166.4
Other-than-temporary impairment losses recognized in income	(13.8)	(26.2)		(35.5)	(73.1)
Interest expense	(155.3)	(151.5)		(447.1)	(456.9)
Amortization of other intangible assets	(60.3)	(61.3)		(168.3)	(185.6)
Loss on extinguishment of debt	(74.8)	(145.3)		(80.8)	(145.3)

Income from continuing operations before income tax expense	$1,087.2	$879.7	23.6%	$3,481.0	$3,370.3	3.3%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (Health Care Reform); trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced technical difficulties in implementation and which entail uncertainties associated with the mix and volume of business, particularly in our individual and small group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.